Exhibit 99.1

Iterum Therapeutics Announces $52 Million Private Placement with New and Existing Investors

DUBLIN, Ireland and CHICAGO, January 17, 2020 — Iterum Therapeutics plc (Nasdaq: ITRM) (the “Company”), a clinical-stage pharmaceutical company focused on developing next generation oral and IV antibiotics to treat infections caused by multi-drug resistant pathogens in both community and hospital settings, today announced that it has entered into a securities purchase agreement, dated as of January 16, 2020, with a group of accredited investors for an approximately $51.9 million private placement, which is expected to close within five business days of the execution date, subject to the satisfaction of customary closing conditions.

Pursuant to the terms of the securities purchase agreement, Iterum Therapeutics Bermuda Limited, a wholly-owned subsidiary of the Company (the “Issuer”), will sell units (the “Units”) comprised of approximately (i) $51.9 million aggregate principal amount of its 6.500% exchangeable senior subordinated notes due 2025 (the “Exchangeable Notes”) and (ii) $0.1 million aggregate principal amount of its limited recourse royalty-linked senior subordinated notes (the “RLNs” and, together with the Exchangeable Notes, the “Securities”). Each Unit will consist of $1,000 principal amount of Exchangeable Notes and 50 RLNs. The Units will be sold at a price of $1,000 per Unit at an initial exchange rate of 1,000 shares per $1,000 principal amount of Exchangeable Notes (equivalent to an initial exchange price of approximately $1.00 per ordinary share). The Exchangeable Notes will be exchangeable for cash, ordinary shares of the Company or a combination of both, pursuant to the terms and conditions of the indenture governing the Exchangeable Notes. The RLNs will entitle holders to payments based on a percentage of the Company’s net revenues from potential U.S. sales of specified sulopenem products pursuant to the terms and conditions of the indenture governing the RLNs. Pursuant to the indenture governing the RLNs, the potential aggregate payments for all RLNs will either be 15% or 20% of net revenues from U.S. sales of such products, depending on the indication potentially approved by the U.S. Food and Drug Administration, and will be capped at eight times the aggregate investment amount for all Units. The Issuer’s obligations under the Securities will be guaranteed by the Company and its wholly-owned subsidiaries.

The Company expects to use the net proceeds from the private placement to fund the continued clinical development of sulopenem and the management of regulatory filings, and for working capital and general corporate purposes.

The private placement was led by Sarissa Capital Management LP, with participation from other new and existing investors, including RA Capital Management and entities affiliated with certain of the Company’s board members. SVB Leerink acted as the exclusive placement agent to the Company in connection with the private placement.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. There can be no assurance that the Company will be able to complete the private placement on the terms described herein or at all.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Iterum Therapeutics plc

Iterum Therapeutics plc is a clinical-stage pharmaceutical company dedicated to developing differentiated anti-infectives aimed at combatting the global crisis of multi-drug resistant pathogens to significantly improve the lives of people affected by serious and life-threatening diseases around the world. Iterum Therapeutics is advancing its first compound, sulopenem, a novel penem anti-infective compound, in Phase 3 clinical development with oral and IV formulations. Sulopenem has demonstrated potent in vitro activity against a wide variety of gram-negative, gram-positive and anaerobic bacteria resistant to other antibiotics. Iterum Therapeutics has received Qualified Infectious Disease Product (QIDP) and Fast Track designations for its oral and IV formulations of sulopenem in seven indications.

Forward Looking Statements

This press release may contain forward-looking statements. These forward-looking statements include, without limitation, statements regarding the anticipated closing of the private placement, the use of proceeds from the private placement, the transactions contemplated by the securities purchase agreement, indentures governing the Securities and related agreements, potential regulatory approval and product sales, and the Company’s plans, strategies and prospects for its business. In some cases, forward-looking statements can be identified by words such as “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future,” “potential” or the negative of these or similar terms and phrases. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include all matters that are not historical facts. Actual future results may be materially different from what is expected due to factors largely outside the Company’s control, including whether the conditions for the closing of the private placement will be satisfied, the uncertainties inherent in the conduct of clinical trials, clinical trial patient enrollment, availability and timing of data from clinical trials, changes in regulatory requirements or decisions of regulatory authorities, including uncertainties associated with regulatory review of clinical trials and applications for marketing approval, changes in public policy or legislation, the actions of third-party clinical research organizations, suppliers and manufacturers, commercialization plans and timelines, if approved, the sufficiency of the Company’s cash resources and its ability to continue as a going concern, and other factors discussed under the caption “Risk Factors” in the Company’s most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 12, 2019, and other documents filed with the SEC from time to time. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Investor Contact:

Judy Matthews

Chief Financial Officer

312-778-6073

IR@iterumtx.com